UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 17, 2007
INTERNATIONAL FIGHT LEAGUE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-21134	04-2893483

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
424 West 33rd Street, Suite 650, New York, NY 10001

(Address of Principal Executive Offices)(Zip Code)
(212) 356-4000

(Registrant’s Telephone Number
including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 — Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
EX-10.1: TRANSITION AGREEMENT

Item 1.01. Entry into a Material Definitive Agreement.
          On December 17, 2007, International Fight League, Inc. (the “Company”) and Gareb Shamus, former Chairman and Chief Executive Officer of the Company, entered into a Transition Agreement and General Release. Under this agreement, Mr. Shamus will serve as a consultant to the Company on an as needed and requested basis until May 20, 2008, unless the Company elects to terminate this consulting relationship earlier. The Company will pay Mr. Shamus $20,833 per month for the six month period from November 20, 2007 until May 20, 2008. If the Company terminates the consulting relationship before May 20, 2008, the Company will be obligated to pay Mr. Shamus at that time a lump sum amount for all his remaining consulting fees that would have been paid through May 20, 2008. The Company will also be paying the premiums for medical insurance for Mr. Shamus and his family during the six month consulting period.
     As part of the agreement, Mr. Shamus agreed that not to compete against the Company’s mixed martial arts business in the United States and not to sell any of the shares of the Company’s common stock prior until after May 20, 2008. The agreement also has customary terms regarding confidentiality, cooperation, release of claims and covenants not to sue.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          On December 17, 2007, Gareb Shamus resigned as a director on the Company’s Board of Directors. Mr. Shamus had previously resigned from his positions as Chairman, Chief Executive Officer and Acting Chief Financial Officer of the Company on November 19, 2007.
Item 9.01 — Financial Statements and Exhibits
See the Exhibit Index hereto, which is incorporated by reference herein.
SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL FIGHT LEAGUE, INC.
By:	/s/ Michael C. Keefe
	Name:	Michael C. Keefe
	Title:	Executive Vice President, General Counsel and Corporate Secretary

Date: December 18, 2007

EXHIBIT INDEX

Exhibit No.	Description
10.1	Transition Agreement and General Release, dated as of December 17, 2007, between Gareb Shamus and International Fight League, Inc.